UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-24247

                      Atlantic Express Transportation Corp.
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             (Exact name of registrant as specified in its charter)

  7 North Street, Staten Island, New York 10302-1205; telephone (718) 442-7000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          10 3/4% Senior Secured Notes due 2004 and Guarantees thereof
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]
            Rule 12h-3(b)(1)(i)  [ ]
            Rule 12h-3(b)(1)(ii) [ ]
            Rule 12h-3(b)(2)(i)  [ ]
            Rule 12h-3(b)(2)(ii) [ ]
            Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: Less than 300


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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Atlantic Express Transportation Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     Atlantic Express Transportation Corp.

                                     By:        /s/ Domenic Gatto
                                        -------------------------------------
                                        Name: Domenic Gatto
                                        Title: President

Date: September 26, 2002